Exhibit 23.2

CONSENT OF PROPTESTER, INC.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Form 10-K of Hi-Crush Partners LP for the fiscal year ended December 31, 2012. We hereby further consent to the use in such Form 10-K of information contained in our reports summarizing the crush strength testing performed by us.

Very truly yours,

/s/ Ian Renkes, VP of Operations

PropTester, Inc.

Cypress, TX

February 25, 2013